                                                                    EXHIBIT 12.1

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
                                                                 Year Ended December 31,
                                                       --------------------------------------------
                                                         2001     2000     1999     1998     1997
                                                       -------- -------- -------- -------- --------
Fixed Charges:
   Interest expense................................... $ 17,711 $ 22,924 $ 25,968 $ 34,450 $ 38,312
   Portion of rent expense representative of interest.    1,067    1,033    1,067    1,200    1,108
                                                       -------- -------- -------- -------- --------
Total Fixed Charges................................... $ 18,778 $ 23,957 $ 27,035 $ 35,650 $ 39,420
                                                       ======== ======== ======== ======== ========
Earnings:
   Income from continuing operations before tax....... $187,689 $202,117 $188,650 $136,509 $115,030
   Fixed charges per above............................   18,778   23,957   27,035   35,650   39,420
                                                       -------- -------- -------- -------- --------
Total earnings........................................ $206,467 $226,074 $215,685 $172,159 $154,450
                                                       ======== ======== ======== ======== ========
Ratio of Earnings to Fixed Charges....................    11.00     9.44     7.98     4.83     3.92
                                                       ======== ======== ======== ======== ========
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